Filed Pursuant to Rule 433 of the

Securities Act of 1933, as amended

Registration Statement Nos. 333-192476 and 333-194256

Free Writing Prospectus dated April 7, 2014

Fantex, Inc.

Beginning on March 31, 2014, several emails were exchanged between Fantex, Inc. (referred to in this filing as “we,” “us” or the “Company”) and reporter Claudia Cowan from Fox News (together, the “Emails”), the transcript of which is attached hereto as Annex A. The Emails reference an initial public offering (the “Offering”) of the Fantex Series Vernon Davis Convertible Tracking Stock (“Fantex Series Vernon Davis”) of Fantex, Inc., which Offering is covered by the Registration Statement on Form S-1 (File No. 333-192476), as amended (the “Registration Statement”), that we have filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended. As described further below under “Corrections and Clarifications,” the Emails contain certain factual inaccuracies and inconsistencies with the information contained in the Registration Statement.

You should consider statements in the Emails or contained herein only after carefully evaluating all of the information in the Company’s Registration Statement and the other documents incorporated by reference into such Registration Statement.

Corrections and Clarifications

For purposes of correction and clarification, the Company notes the following:

•                  In the Emails, reporter Claudia Cowan questions, “People can still only buy stock in Vernon Davis at this time, correct?” Gabriella Asmus responds, “Yes, that’s correct—they can place reservations for shares of Fantex Vernon Davis.” The Company has filed the Registration Statement with the SEC, but the Registration Statement has not yet become effective. Once the Registration Statement is effective, Fantex Brokerage Services LLC (“FBS”) will send an electronic notice informing potential investors that the Registration Statement is effective and that FBS may accept reservations in as little as three days. Until such reservations are accepted by FBS, investors will not hold any shares of Fantex Series Vernon Davis and will not be able to trade shares linked to the economic performance and value of the Brand Agreement effective as of October 30, 2013, by and between Vernon Davis, The Duke Marketing LLC and the Company (the “Brand Contract”), until the consummation of the Offering.

•                  Holders of shares of the Company’s Fantex Series Vernon Davis will have no direct investment in Vernon Davis, his brand or the Brand Contract. An investment in a tracking stock will represent an ownership interest in the Company. The Company is offering Fantex Series Vernon Davis, a tracking stock intended to track and reflect the separate economic performance of the Vernon Davis brand.

Forward-Looking Statements

This free writing prospectus contains forward-looking statements. Forward-looking statements reflect the Company’s current views with respect to, among other things, future events and performance. These statements may discuss the Company’s intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, expectations regarding the commencement or completion of the offering, growth and strategies, plans, market opportunities and the trends that may affect the Company or Vernon Davis. The Company generally identifies forward-looking statements by words such as  “hope,” “should,” “might,” “expect,” “may,” “will”  or the negative version of these words or comparable words. Forward-looking statements are based on beliefs and assumptions made by management using currently available information. These statements are only predictions and are not guarantees of future performance, actions or events. Forward-looking statements are subject to risks and uncertainties. If one or more of these risks or uncertainties materialize, or if management’s underlying beliefs and assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. The Company expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

The Company has filed registration statements (including preliminary prospectuses) with the SEC for each of the offerings to which this communication relates. This investment is complex, risky and speculative. Before you invest, you should read the prospectuses in the respective registration statements and other documents the Company has filed with the SEC for more complete information about the Company and the offerings. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offerings will arrange to send you these prospectuses if requested by calling toll-free 866-315-3482. This is not an offer to sell, nor a solicitation of an offer to buy, to residents of any state in which registration and other legal requirements have not been fulfilled.

Annex A

Emails beginning March 31, 2014 between Fantex, Inc. and Claudia Cowan of Fox News

Publication: Fox News

Reporter: Claudia Cowan

Date: 3/31/14 – 4/1/14

Email (from Gabriella Asmus/FP to Claudia Cowan/Fox News)

Date: 3/31/14

Time: 8:10 PM ET

Hi Claudia,

Hope all is well. I wanted to check in and see if you have any sense of if/when the Fantex story may run. I’m happy to provide any additional information that might be helpful—just let me know what you need.

Thanks so much.

Best,

Gaby

Email (from Claudia Cowan/Fox news to Gaby Asmus/FP)

Date: 4/1/14

Time: 11:43 AM ET

HI there-

Thanks for reaching out. We are still hoping to air the story soon and as soon as I know when, Mike or I will send you an email.

Just to confirm- people can still only buy stock in Vernon Davis at this time, correct?

Thanks,

Claudia

Email (from Gabriella Asmus/FP to Claudia Cowan/Fox News)

Date: 4/1/14

Time: 12:47 PM ET

Hi Claudia,

Yes, that’s correct—they can place reservations for shares of Fantex Vernon Davis. I’ll keep you in the loop on any upcoming developments.

Thanks!

Gaby

Fantex, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. This investment is complex, risky and speculative. Before you invest, you should read the prospectus in that registration statement and other documents Fantex, Inc. has filed with the SEC for more complete information about Fantex, Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, Fantex, Inc., any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 866-315-3482. View the prospectus.

This email will be filed with the SEC and as such will be publicly available.

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